UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   C. Russell Luigs
   1826 Peaceful Valley Road
   TX, Bandera 78003
2. Issuer Name and Ticker or Trading Symbol
   GlobalSantaFe Corporation (GSF)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   12/11/2002
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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Option (right|$24.32  |12/11/ |      |A   | |10000      |A  |1    |12/12|Ordinary Sha|10000  |       |10000       |D  |            |
 to buy)     |        |2002   |      |    | |           |   |     |/2012|res         |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Grant to reporting person of option to buy ordinary shares under the GlobalSantaFe Corporation 2001 Long-Term Incentive Plan. The option becomes exercisable in two annual increments of 50% each on December 11, 2003 and December 11, 2004, respectivel
y.
SIGNATURE OF REPORTING PERSON
C. Russell Luigs
/s/ C. Russell Luigs